TIAA Retirement Annuity Accounts	Exhibit 99.1
TIAA Real Estate Account
Real Estate	As of 06/30/17

Portfolio Net Assets $24.8 Billion	Inception Date 10/2/1995	Symbol QREARX	Estimated Annual Expenses1 2 0.85%

Portfolio Strategies	Performance
This variable annuity account seeks favorable long-term returns primarily through rental income and appreciation of real estate and real estate-related investments owned by the Account. The Account will also invest in non-real estate-related publicly traded securities and short-term higher quality liquid investments that are easily converted to cash to enable the Account to meet participant redemption requests, purchase or improve properties or cover other expense needs. The Account intends to have between 75% and 85% of its net assets invested directly in real estate or real estate-related assets with the goal of producing favorable long-term returns. The Account’s principal strategy is to purchase direct ownership interests in income-producing real estate, primarily office, industrial, retail and multi-family residential properties. The Account may also make foreign real estate investments. Under the Account’s investment guidelines, investments in direct foreign real estate, together with foreign real estate-related securities and foreign non-real estate-related liquid investments may not comprise more than 25% of the Account’s net assets. The Account will invest the remaining portion of its assets (targeted between 15% and 25% of net assets) in publicly traded, liquid investments.
Total Return	Average Annual Total Return
3 Months	YTD	1 Year	3 Years	5 Years	10 Years	Since Inception
TIAA Real Estate Account	0.81%	1.94%	3.93%	7.18%	8.21%	2.84%	6.39%

The returns quoted represent past performance, which is no guarantee of future results. Returns and the principal value of your investment will fluctuate. Current performance may be higher or lower than that shown, and you may have a gain or a loss when you redeem your accumulation units. For current performance information, including performance to the most recent month-end, please visit TIAA.org, or call 800-842-2252. Performance may reflect waivers or reimbursements of certain expenses. Absent these waivers or reimbursement arrangements, performance may be lower.

[1]    The total annual expense deduction, which includes investment management, administration, and distribution expenses, mortality and expense risk charges, and the liquidity guarantee, is estimated each year based on projected expense and asset levels. Differences between actual expenses and the estimate are adjusted quarterly and are reflected in current investment results. Historically, adjustments have been small.

[2] The Account’s total annual expense deduction appears in the Account’s prospectus, and may be different than that shown herein due to rounding. Please refer to the prospectus for further details.

Learn More	Hypothetical Growth of $10,000
For more information please contact: 800-842-2252 Weekdays, 8 a.m. to 10 p.m. (ET), Saturdays, 9 a.m. to 6 p.m. (ET), or visit TIAA.org
The chart illustrates the performance of a hypothetical $10,000 investment on June 30, 2007 and redeemed on June 30, 2017.

$13,228
— TIAA Real Estate Account

The total returns are not adjusted to reflect sales charges, the effects of taxation or redemption fees, but are adjusted to reflect actual ongoing expenses, and assume reinvestment of dividends and capital gains, net of all recurring costs.

Properties by Type	As of 06/30/17	Properties by Region	As of 06/30/17
% of Real Estate Investments3 4	% of Real Estate Investments[4]
Office	43.0%	West	41.1%
Apartment	20.7%	East	36.2%
Retail	19.1%	South	21.3%
Industrial	14.3%	Midwest	1.4%
Other	2.9%

[3] Other properties represents interest in Storage Portfolio investment and a fee interest encumbered by a ground lease real estate investment.
[4] Wholly-owned properties are represented at fair value and gross of any debt, while joint venture properties are represented at the net equity value.

TIAA Retirement Annuity Accounts
TIAA Real Estate Account

Real Estate		As of 06/30/17

Portfolio Composition	As of 06/30/17	Market Recap
Investments by Type	% of Net Assets	Real Estate Conditions Stabilizing and Job Creation Expands
Real Estate Properties (Net Of Debt)	53.2%
The Bureau of Labor Statistics reported that the U.S. economy added 581,000 jobs during the second quarter of 2017 as compared to 498,000 jobs during the first quarter of 2017. The economy created an average of 194,000 jobs over the past three months, more than enough to absorb the increase in the labor force. The unemployment rate ended the second quarter at 4.4%, down from 4.5% from the first quarter, matching its 2007 low.
Finance and professional and business services are the primary drivers of office space demand. In the second quarter, the financial services sector added 46,000 jobs as compared to 39,000 in the first quarter of 2017, while professional and business services employment added 137,000 jobs as compared to 152,000 previously. CB Richard Ellis Econometric Advisors (“CBRE-EA”) reported that national office vacancy went unchanged at 13.0% in the second quarter, closing in on its 2007 low of 12.4%. Vacancy rates declined in 31 of the 63 office markets tracked by CBRE-EA.
The national industrial availability rate edged down to 7.8% in 2Q17 from 7.9% in the first quarter. The 2Q decrease follows the prior quarter’s uptick, which was the only increase after the sector’s 27th consecutive quarterly decline – the longest period on record. CBRE-EA noted that increasing supply contributed to the first quarter uptick in the availability rate while second quarter completions were weaker than expected. Availability rates decreased in 42 of the 64 industrial markets tracked by CBRE-EA.
The national apartment vacancy rate increased for the fifth consecutive quarter on a year-over-year basis to 4.6%, up from 4.4% during second quarter 2016. (Year-over-year comparisons are necessary due to seasonal leasing patterns.) CBRE-EA data indicate that vacancy rates increased in 46 of the 65 apartment markets tracked, while four markets went unchanged. Vacancy rates are expected to soften in many markets as new supply continues to deliver. The apartment market is expected to stabilize over the next two years, as the pipeline diminishes.
Preliminary data from the U.S. Census Bureau indicate that retail sales excluding motor vehicles and parts increased 0.2% from first quarter 2017 and 3.5% over second quarter 2016 sales. Lower gasoline prices contributed to weakened retail sales. CBRE-EA data indicate that retail market conditions remained steady during the second quarter as the national availability rate held at 10.1% for the third consecutive quarter.
Note: Data subject to revision

Real Estate Joint Venture And Limited Partnerships	24.5%
Short-Term Investments	16.6%
Marketable Securities Real Estate-Related	4.5%
Loans Receivable	1.2%
Other (Net Receivable/Liability)	0.0%

Top 10 Holdings[5]	As of 06/30/17
	% of Total Investments[6]
Fashion Show	3.1%
1001 Pennsylvania Avenue	3.0%
The Florida Mall	2.8%
DDR	2.5%
Colorado Center	2.2%
Fourth and Madison	1.9%
99 High Street	1.9%
501 Boylston Street	1.8%
425 Park Avenue	1.7%
Ontario Industrial Portfolio	1.6%

[5]
The top 10 holdings are subject to change and may not be representative of the Account’s current or future investments. The holdings listed only include the Account’s long-term investments. Money market instruments and/or futures contracts, if applicable, are excluded. The holdings do not include the Account’s entire investment portfolio and should not be considered a recommendation to buy or sell a particular security.

[6]
Fair Value as reported in the June 30, 2017 Consolidated Schedule of Investments. Investments owned 100% by the Account are reported based on fair value. Investments in joint ventures are reported at the net equity value on a fair value basis, and are presented at the Account’s ownership interest.

Fashion Show is held in a joint venture with General Growth Properties, in which the Account holds a 50% interest, and is presented net of debt. As of June 30, 2017, this debt had a fair value of $429.4 million.
1001 Pennsylvania Avenue is presented gross of debt. The value of the Account's interest less the fair value of leverage is $472.8 million.
The Florida Mall is held in a joint venture with Simon Property Group, L.P., in which the Account holds a 50% interest, and is presented net of debt. As of June 30, 2017, this debt had a fair value of $177.7 million.
DDR Joint Venture, in which the Account holds an 85% interest, and consists of 25 retail properties located in 11 states and is presented net of debt. As of June 30, 2017, this debt had a fair value of $526.7 million.
Colorado Center is held in a joint venture with EOP Operating LP, in which the Account holds a 50% interest.
Fourth and Madison is presented gross of debt. The value of the Account's interest less the fair value of leverage is $322.3 million.
501 Boylston Street is presented gross of debt. The value of the Account’s interest less the fair value of leverage is $282.7 million.

Real estate investment portfolio turnover rate was 1.3% for the year ended 12/31/16. Real estate investment portfolio turnover rate is calculated by dividing the lesser of purchases or sales of real estate property investments (including contributions to, or return of capital distributions received from, existing joint venture and limited partnership investments) by the average value of the portfolio of real estate investments held during the period. Marketable securities portfolio turnover rate was 3.5% for the year ended 12/31/16. Marketable securities portfolio turnover rate is calculated by

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TIAA Retirement Annuity Accounts
TIAA Real Estate Account

Real Estate	As of 06/30/17

dividing the lesser of purchases or sales of securities, excluding securities having maturity dates at acquisition of one year or less, by the average value of the portfolio securities held during the period.

This material is for informational or educational purposes only and does not constitute a recommendation or investment advice in connection with a distribution, transfer or rollover, a purchase or sale of securities or other investment property, or the management of securities or other investments, including the development of an investment strategy or retention of an investment manager or advisor. This material does not take into account any specific objectives or circumstances of any particular investor, or suggest any specific course of action. Investment decisions should be made in consultation with an investor's personal advisor based on the investor's own objectives and circumstances.

Teachers Insurance and Annuity Association of America (TIAA), New York, NY, issues annuity contracts and certificates.

TIAA-CREF Individual & Institutional Services, LLC, Teachers Personal Investors Services, Inc., Members FINRA and SIPC, distribute securities products.

Investment, insurance and annuity products are not FDIC insured, are not bank guaranteed, are not deposits, are not insured by any federal government agency, are not a condition to any banking service or activity and may lose value.

THIS MATERIAL MUST BE PRECEDED OR ACCOMPANIED BY A CURRENT PROSPECTUS FOR THE TIAA REAL ESTATE ACCOUNT. PLEASE CAREFULLY CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES, AND EXPENSES BEFORE INVESTING AND CAREFULLY READ THE PROSPECTUS. ADDITIONAL COPIES OF THE PROSPECTUS CAN BE OBTAINED BY CALLING 877-518-9161.

A Note About Risks

In general, the value of the TIAA Real Estate Account will fluctuate based on the underlying value of the direct real estate or real estate-related securities in which it invests.

The risks associated with investing in the Real Estate Account include the risks associated with real estate ownership including among other things fluctuations in property values, higher expenses or lower income than expected, risks associated with borrowing and potential environmental problems and liability, as well as risks associated with participant flows and conflicts of interest. For a more complete discussion of these and other risks, please consult the prospectus.

©2017 Teachers Insurance and Annuity Association of America-College Retirement Equities Fund, 730 Third Avenue, New York, NY 10017
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